Exhibit 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES THIRD QUARTER 2010 RESULTS

San Jose, Calif., Oct. 28, 2010 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced its results for the third quarter ended Sept. 30, 2010.

Third quarter 2010 total revenues of $82.1 million were up 24% compared to the third quarter of 2009. The company’s two business segments, Micro-electronics and Imaging & Optics, were up 22% and 42% respectively in the third quarter of 2010 as compared to the third quarter of 2009.

Revenue Highlights: Third Quarter 2010

•	Total revenues were $82.1 million.

•	Micro-electronics revenues were $72.0 million.

•	Imaging & Optics revenues were $10.1 million.

Third quarter 2010 Micro-electronics revenues were $72.0 million, compared to third quarter 2009 Micro-electronics revenues of $59.1 million, and were comprised entirely of royalties and licenses. Third quarter 2010 Imaging & Optics revenues were $10.1 million, comprised of $4.0 million in royalties and license fees, and $6.1 million in products and services. This compared to third quarter 2009 Imaging & Optics revenues of $3.7 million in royalties and license fees, and $3.3 million in products and services, for a total of $7.0 million.

Generally accepted accounting principles (GAAP) net income for the third quarter of 2010 was $19.0 million, or $0.38 per diluted share, which included non-cash charges of $6.9 million for stock-based compensation and $3.6 million for amortization of acquired intangibles.

Non-GAAP net income for the third quarter of 2010 was $27.0 million or $0.52 per diluted share. Non-GAAP net income is defined as income and operating expenses adjusted for acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, impairment charges on long-lived assets, and related tax effects.

“We had record recurring revenue in the third quarter of 2010,” said Henry R. Nothhaft, Tessera’s chairman and chief executive officer. “Cash, cash equivalents, and investments increased $36.2 million in the quarter, resulting in $474.0 million at the end of the third quarter of 2010. Excluding settlements, we believe our full year 2010 total revenue will be up between 18% and 19% over full year 2009 total revenue, due to the expected growth in our primary served markets of DRAM and mobile wireless devices.

“We have decided to discontinue further development of our Wafer-Level Optics for camera modules due to the diminished revenue opportunity for this technology under a license and royalty business model. Pursuant to our long-term vision of more product opportunities in our Imaging & Optics business segment, we intend to repurpose resources formally dedicated to Wafer-Level Optics to high-value, product-based opportunities such as Consumer Micro-Optics,” concluded Nothhaft.

Revenue Highlights: Nine-month Period Ended Sept. 30, 2010

•	Total revenues were $221.0 million.

•	Micro-electronics revenues were $192.9 million.

•	Imaging & Optics revenues were $28.1 million.

GAAP net income for the nine-month period was $44.0 million, or $0.87 per diluted share. Non-GAAP net income for the nine-month period was $68.1 million, or $1.33 per diluted share.

Fourth Quarter 2010 Financial Guidance

Fourth quarter 2010 total revenues are expected to range between $76 million and $79 million, which represents an increase of approximately 35% to 40% over fourth quarter 2009 total revenues of $56.5 million.

Fourth quarter 2010 Micro-electronics revenues are expected to range between $65 million and $68 million, all of which will be royalties. This guidance includes $6 million Tessera expects to receive from UTAC as a result of the settlement, in the first quarter of 2010, of the breach of contract litigation Tessera filed against UTAC. As a comparison, the fourth quarter of 2009 Micro-electronics royalty and license fees revenues were $48.5 million.

Fourth quarter 2010 Imaging & Optics revenues, in total, are expected to be approximately $11 million. Fourth quarter 2010 Imaging & Optics royalty and license fees revenues are expected to be approximately $5 million. Imaging & Optics products and services revenues are expected to be approximately $6 million. This compares to Imaging & Optics royalty and license fees revenues of $3.3 million and products and services revenues of $4.7 million in the fourth quarter of 2009, which totaled $8.0 million for this segment.

Non-GAAP operating expenses for the fourth quarter of 2010 are projected to range between $36 million and $37 million, excluding litigation expenses.

In connection with the cessation of the development of Wafer-Level Optics, in the fourth quarter of 2010 Tessera will recognize a charge of between $3 million and $4 million to write off the net carrying value of certain long-lived fixed assets.

Prepared Remarks and Conference Call Information

Concurrent with the publication of its earnings press release, Tessera will post to its website, www.tessera.com, management’s prepared remarks regarding Tessera’s quarterly performance. These prepared remarks are being made available in order to provide the investment community with additional time to analyze Tessera’s results prior to the conference call. The third quarter 2010 earnings conference call will include brief remarks from management, followed by a Q&A session.

Tessera will hold its third quarter 2010 earnings conference call at 2:00 P.M. Pacific (5:00 P.M. Eastern) today. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 16336767.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company’s financial results whether for the full year 2010 or otherwise, revenue opportunities for Wafer-Level Optics, and product opportunities for our Imaging & Optics business segment, as well as future investment and development resources, the expansion of the company’s intellectual property portfolios, the growth of the company’s served markets, the use of the company’s technology in additional applications, the size of market opportunities, industry trends, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, include more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement technologies. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification Topic 718 – Stock Compensation upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net income to Tessera’s reported GAAP net income.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

-Tables follow-

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Royalty and license fees	$76,041	$62,743	$203,250	$234,470
Product and service revenues	6,070	3,380	17,700	8,500

Total revenues	82,111	66,123	220,950	242,970

Operating expenses:
Cost of revenues	5,492	3,941	16,473	11,941
Research, development and other related costs	20,769	16,780	54,922	50,259
Selling, general and administrative	19,031	19,455	58,441	54,233
Litigation expense	4,753	6,066	15,693	20,229

Total operating expenses	50,045	46,242	145,529	136,662

Operating income	32,066	19,881	75,421	106,308
Other income and expense, net	716	590	1,679	4,448

Income before taxes	32,782	20,471	77,100	110,756
Provision for income taxes	13,754	8,337	33,262	47,317

Net income	$19,028	$12,134	$43,838	$63,439

Basic and diluted net income per share:

Net income per share - basic	$0.38	$0.25	$0.88	$1.31

Net income per share - diluted	$0.38	$0.24	$0.87	$1.30

Weighted average number of shares used in per share calculations - basic	50,247	49,201	49,862	48,598

Weighted average number of shares used in per share calculations - diluted	50,476	49,862	50,192	48,981

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2010	2009*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$119,675	$107,873
Short-term investments	353,980	280,085
Accounts receivable, net	8,804	10,237
Inventories	1,924	1,571
Deferred tax assets	6,241	6,240
Other current assets	4,499	6,255

Total current assets	495,123	412,261

Property and equipment, net	47,568	42,483
Intangible assets, net	81,758	77,753
Goodwill	49,422	45,150
Deferred tax assets	19,299	19,299
Long-term investments	329	15,691
Other assets	2,714	3,681

Total assets	$696,213	$616,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,776	$2,354
Accrued legal fees	6,035	3,064
Accrued liabilities	22,540	21,633
Deferred revenue	3,767	5,334
Income tax payable	3,566	317

Total current liabilities	38,684	32,702

Deferred tax liabilities	6,733	6,684
Other long-term liabilities	6,326	4,747

Stockholders’ equity:
Common stock	51	50
Additional paid-in capital	429,989	402,330
Treasury stock	(10,505)	(10,505)
Accumulated other comprehensive income (loss)	732	(55)
Retained earnings	224,203	180,365

Total stockholders’ equity	644,470	572,185

Total liabilities and stockholders’ equity	$696,213	$616,318

*	Derived from audited financial statements

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
GAAP net income	$19,028	$12,134	$43,838	$63,439

Adjustments to GAAP net income:
Stock-based compensation - cost of revenues	136	199	432	450
Stock-based compensation - research, development and other related costs	2,960	2,379	8,210	8,489
Stock-based compensation - selling, general and administrative	3,798	4,312	12,529	11,498
Amortization of acquired intangibles - cost of revenues	1,707	1,705	5,119	5,115
Amortization of acquired intangibles - research, development & other related costs	759	642	2,125	2,021
Amortization of acquired intangibles - selling, general and administrative	1,160	685	3,451	1,673
Impairment charges on long-lived assets	—	—	—	—
Tax adjustments for non-GAAP items	(2,507)	(2,896)	(7,597)	(7,218)

Non-GAAP net income	$27,041	$19,160	$68,107	$85,467

Non-GAAP net income per common share - diluted	$0.52	$0.37	$1.33	$1.71

Weighted average number of shares used in per share calculations excluding the effects of FAS 123R - diluted	51,599	51,326	51,092	49,889

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED REVENUE DETAILS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Micro-Electronics Segment
Royalty and license fees	$72,052	$59,060	$192,902	$221,199
Product and service revenues	—	3	—	48

Total Micro-electronics revenues	72,052	59,063	192,902	221,247

Imaging and Optics Segment
Royalty and license fees	3,989	3,683	10,348	13,271
Product and service revenues	6,070	3,377	17,700	8,452

Total Imaging and optics revenues	10,059	7,060	28,048	21,723

Total revenues	$82,111	$66,123	$220,950	$242,970